                                                                     Exhibit 2.1

                                                                  Execution Copy
                                                                  --------------

                           ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is made and entered into as of the 25th day of January, 1996, by and among Thermedics Detection Inc., a corporation organized under the laws of Massachusetts (the "Buyer"), Moisture Systems Corporation, a Massachusetts corporation ("MSC"), Moisture Systems Limited, a limited company organized under the laws of England ("MSC-UK"), Anacon Corporation, a Massachusetts corporation ("Anacon"), and the principals of MSC, MSC-UK and Anacon whose names appear on the signature pages hereto (the "Principals"). MSC, MSC-UK and Anacon are referred to herein individually as the Seller and collectively as the Sellers.

        The Buyer desires to purchase, and the Sellers desire to sell substantially all of their assets, subject to the assumption by the Buyer of certain liabilities.

        NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                   AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Accounts Receivable" -- as defined in Section 3.7.

        "Assets" -- as defined in Section 2.1.

        "Applicable Contract"-- any Contract (a) under which any of the Sellers has any rights, (b) under which any of the Sellers has subject to any obligation or liability, or (c) by which any of the Sellers or any of the assets owned or used by any of the Sellers is bound.

        "Assumed Liabilities" -- as defined in Section 2.4.

        "Balance Sheet Date" -- as defined in Section 2.4.

        "Best Efforts"-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that a Person required to use his Best Efforts under this Agreement will not be required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

        "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, or failure.

        "Buyer" -- as defined in the first paragraph of this Agreement.

        "Closing" -- as defined in Section 2.7.

        "Closing Balance Sheet" -- as defined in Section 2.5.

        "Closing Date" -- as defined in Section 2.7.

        "Code" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

        "Competitive Business" -- as defined in Section 6.17.

        "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                (a)  the sale of the Assets by the Sellers to Buyer;

                (b) the performance by Buyer and the Sellers of their respective covenants and obligations under this Agreement; and

                (c) Buyer's acquisition and ownership of the Assets and exercise of control over the Assets.

        "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

        "Damages" -- as defined in Section 5.2.

        "Disclosure Letter" -- the disclosure letter delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement and attached hereto as Exhibit A and incorporated into this Agreement as a part
                   ---------
hereof.

        "Draft Closing Balance Sheet" -- as defined in Section 2.5.

        "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environment" -- soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "Environmental, Health and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law, Occupational Safety and Health Law, a contract or other obligation relating to:

                (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                (d) any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA").

        "Environmental Law" -- any Legal Requirement designed:

                (a) to advise appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have an adverse impact on the Environment;

                (b) to permit or license, or to prevent or acceptably minimize the release of pollutants or hazardous substances or materials into the Environment;

                (c) to reduce the quantities, prevent the release, and minimize the hazardous characteristics of wastes that are generated;

                (d)  to protect resources, species, or ecological amenities;

                (e) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                (f) to clean up pollutants that have been released, prevent the threat of release, or pay the costs of such clean up or prevention; or

                (g) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets.

        "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "ERISA Affiliate" -- as defined in Section 3.9.

        "Exchange Act" -- the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Excluded Assets" -- as defined in Section 2.2.

        "Excluded Liabilities" -- as defined in Section 2.4.

        "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any of the Sellers (or any predecessor Person) and any buildings, plants, structures, or equipment currently or formerly owned, leased, or operated by any of the Sellers (or any predecessor Person).

        "FERC" -- Federal Energy Regulatory Commission

        "Financial Statements" -- as defined in Section 3.4.

        "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

        "Governmental Authorization" -- any approval, consent, license, permit, waiver, exemption or variance, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body" -- any:

                (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                (b) federal, state, local, municipal, foreign, or other government;

                (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                (d) multi-national organization or body; or

                (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial (including court), legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

        "Hazardous Materials" -- any substance that is listed, deemed, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

        "Indemnified Persons" -- as defined in Section 5.2.

        "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                (a) such individual is actually aware of such fact or other matter; or

                (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of Business or in the course of a reasonable investigation made in connection with making representations and warranties concerning the sale of a business.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; provided that, the Sellers will be deemed to have "Knowledge" of a particular fact or other matter only if any of Dennis Carlson, Roger Carlson, John Fordham or Phillippa Higgs has, or at any time had, Knowledge of such fact or other matter.

        "Lease" -- a lease of MSC-UK's premises at the Old School, Station Road, Cogenhoe, Northampton England to be entered into at the Closing by MSC-UK (as lessor) and the Buyer or the Buyer's designee (as lessee).

        "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, order, principle of common law, regulation, statute, or treaty.

        "Material Adverse Effect" -- any loss to the Sellers or, after the Closing, to the Buyer that, taken as a whole, is in excess of $100,000.

        "Net Asset Benchmark" -- as defined in Section 2.5.

        "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

        "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), is not required to be specifically authorized by the parent company (if any) of such Person, and does not require any other separate or special authorization of any nature; and

                (c) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a

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general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the memorandum and articles of association of an English company; and (f) any amendment to any of the foregoing.

        "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

        "Plan" -- as defined in Section 3.9.

        "Principals" -- as defined in the first paragraph of this Agreement.

        "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price" -- as defined in Section 2.3.

        "Related Person" -- with respect to a particular individual:

                (a) each other member of such individual's Family;

                (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

                (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

                (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                (b) any Person that holds a Material Interest in such specified Person;

                (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                (d) any Person in which such specified Person holds a Material Interest; and

                (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) the brother, sister or child of the individual or the individual's spouse, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

        "Release"-- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

        "Representative"-- MSC, as representative of all of the Sellers and the Principals.

        "Restricted Employee" -- as defined in Section 6.16.

        "Securities Act"-- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller" and "Sellers"-- as defined in the first paragraph of this Agreement.

        "Subsidiary"-- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

        "Tax"-- any tax (including without limitation any income, capital gains, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental (including without limitation taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including any fine, interest, penalty, or addition thereto, whether disputed or not), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax.

        "Tax Return"-- any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

        "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exists, that would lead a prudent Person to conclude that such a claim, Proceeding, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        "UK Employees" -- all employees of MSC-UK, as listed in Exhibit G attached hereto.

2.      SALE AND TRANSFER OF ASSETS; CLOSING

        2.1     Sale of Assets. Subject to Section 2.2, at the Closing, the
                --------------
Buyer shall purchase, acquire and accept, and the Sellers shall assign, transfer, convey and deliver all of the Sellers' right, title and interest in and to, the assets, properties and rights (contractual or otherwise) of every kind, nature and description owned by the Sellers (collectively, the "Assets"). The Assets shall include, without limitation, the following:

                (a)     Inventories. All inventories of raw materials, work in
                        -----------
process, finished products and resale merchandise, scrap inventory, and expendable manufacturing supplies.

                (b)     Machinery and Equipment. All machinery and equipment
                        -----------------------
used in the research and development, manufacture, production, assembly, test, handling, distribution, demonstration and sale of products, together with the spare-parts inventories and all manufacturing or production tools and maintenance supplies pertaining thereto.

                (c)     Intellectual Property Rights and Trademarks. All
                        -------------------------------------------
patents, trademarks, service marks, copyrights, trade names and applications therefor.

                (d)     Technical Information and Intangibles. All inventions,
                        -------------------------------------
discoveries (whether patentable or unpatentable), processes, designs, know-how, trade secrets, proprietary data, software programs and intellectual property of all kinds, including drawings, plans, specifications, processes, patents, dies, designs, blue prints, records, data, product development records, production outlines, diskettes, source code, object code, flow charts, information, media or knowledge and procedures, and customer and supplier lists.

                (e)     Contracts. All real and personal property leases,
                        ---------
licenses, sales, secrecy, confidentiality, distribution, supply and other Contracts, purchase contracts, sales orders, prepaid items, warranties and all causes of action and claims related thereto.

                (f)     Motor Vehicles. All cars, trucks and other motor
                        --------------
vehicles, automotive equipment and other rolling stock.

                (g)     Books and Records. All books, records and accounts,
                        -----------------
correspondence, production records, technical, accounting, manufacturing and procedural manuals, and customer lists; employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, as well as all studies, reports or summaries relating directly to the general condition of the Sellers; and any confidential information which has been reduced to writing relating to or arising out of the business of the Sellers.

                (h)     Permits and Approvals. To the extent transferable, all
                        ---------------------
Governmental Authorizations.

                (i)     Claims. All claims, prepayments, refunds, causes of
                        ------
action, choses in action, rights of recovery, rights of setoff, rights of recoupment, rights under warranties and other similar assets.

                (j)     Furniture and Fixtures. All office furniture, office
                        ----------------------
equipment and supplies and computer hardware.

                (k)     Accounts Receivable. All trade and other accounts and
                        -------------------
notes receivable and any rights of recovery or setoff of every type and character.

                (l)     Miscellaneous Supplies. All catalogs, brochures, product
                        ----------------------
literature, product-related application notes, manuals, technical papers, other printed materials, shipping and packaging materials and labels, cartons and shipping containers, palettes, shipping equipment, graphics, artwork, photographic film, slides, negatives, color separations, printer's and photographer's plates and so-called "camera-ready materials" and sales and advertising materials.

                (m)     Cash and Securities. All cash, bank accounts, money
                        -------------------
market accounts, certificates of deposit, treasury bills, bonds, notes, securities and similar assets.

                (n)     Stock in Subsidiaries. All of the Sellers' stock in any
                        ---------------------
Subsidiaries.

        2.2     Excluded Assets. Notwithstanding anything to the contrary
                ---------------
herein, the Assets shall not include the following assets of the Sellers (the "Excluded Assets"):

                (a) The buildings and real property located at The Old School, Station Road, Cogenhoe, Northampton, England owned by MSC-UK.

                (b)     The assets described on Exhibit B attached hereto.
                                                ---------

        2.3     Purchase Price for the Assets. Subject to Section 2.5, the
                -----------------------------
aggregate purchase price for the Assets shall be $13,500,000 (the "Purchase Price") payable as follows: (a) $12,225,000 to MSC, (b) $475,000 to MSC-UK and
(c) $800,000 to Anacon.

        2.4     Assumption of Liabilities. At the Closing, the Buyer shall
                -------------------------
assume only the following liabilities of the Sellers (the "Assumed Liabilities"): (i) liabilities reflected on the

September Balance Sheets, except for any such liabilities discharged since the date of the September Balance Sheets (the "Balance Sheet Date") and except for liabilities excluded from the Draft Closing Balance Sheet pursuant to Section 2.5(a), (ii) liabilities incurred by the Sellers in the Ordinary Course of Business since the Balance Sheet Date, (iii) liabilities under bona fide
                                                               ---- ----
warranty obligations of the Sellers outstanding as of the Closing Date, and (iv) liabilities and obligations under any Contract assigned to the Buyer pursuant hereto, except for any such liabilities or obligations resulting from the actual or alleged breach by any of the Sellers of any such Contracts. In furtherance of, but without limiting, the foregoing, except to the extent reflected on the September Balance Sheets, the Assumed Liabilities will not include any liabilities or obligations of the Sellers (a) for any Environmental Health and Safety Liabilities resulting from the ownership, operation or condition of the Facilities, or for any liabilities or obligations resulting from any Hazardous Activity conducted on or prior to the Closing Date, (b) for any Taxes resulting from the conduct of the business of the Sellers prior to the Closing Date, (c) to any retired or other former employees of any of the Sellers for salaries or benefits accrued prior to the Closing Date, (d) under any agreements with any employees providing for severance payments in the event such employees are terminated by Buyer after the Closing, (e) under any employee benefit plan maintained by any of the Sellers, including, without limitation, the defined benefit plan maintained by MSC-UK or (f) payables relating to the dust monitor business. The Sellers and the Buyer anticipate that the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Transfer Regulations") will apply to the sale and purchase under this Agreement in respect of the UK Employees. The Sellers and the Buyer acknowledge and agree that under the Transfer Regulations the contracts of employment between MSC-UK and the UK Employees will have effect after the Closing Date as if originally made between Buyer and the UK Employees. This shall not, however, diminish the Sellers' obligations pursuant to Section 5.2 to indemnify the Buyer against the liabilities specified in clauses (c), (d) and (e) of the preceding sentence or any other liabilities not specifically assumed by the Buyer under this Section 2.4, in relation to the UK Employees or any other past or present employees of MSC-UK or any predecessor of MSC-UK. Notwithstanding the foregoing, the Buyer acknowledges and agrees that it will be responsible for any severance payments imposed by statute incurred when any UK Employee is terminated by Buyer after the Closing. Any liabilities or obligations of the Sellers that are not Assumed Liabilities are referred to herein as "Excluded Liabilities."

        2.5     Post-Closing Adjustments. The Purchase Price set forth in
                ------------------------
Section shall be subject to adjustment after the Closing Date as follows:

                (a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to of each prepare the Draft Closing Balance Sheets in accordance with GAAP. For purposes of this Agreement, "net tangible assets" shall mean tangible Assets minus Assumed Liabilities. Notwithstanding anything to the contrary herein, the Draft Closing Balance Sheets shall not include any liabilities for vacation time for employees of the Sellers accrued between June 1, 1995 and the Closing Date or any of the following liabilities: (i) as described in the September Balance Sheet of MSC, (A) notes payable-officers, (B) accrued royalties payable, (C) accrued salaries-officers and (D) accrued dividends, (ii) as described in the September Balance Sheet of Anacon, (A) notes payable-officers, (B) accrued rent-related, (C) accrued expenses-related and (D) accrued dividends, and (iii) any payables from MSC-UK to Moisture Systems Consolidated Corporation In addition, the Draft Closing Balance Sheets shall not include any of the following assets as described on the September Balance Sheet of MSC: (i) notes receivable, (ii) interest receivable and (iii) rents receivable. It is agreed that the valuation for all inventory on the Draft Closing Balance Sheet for Anacon shall be no greater than $150,000.

                (b) The Representative shall deliver to the Buyer within 60 days after receiving the Draft Closing Balance Sheets a detailed statement describing its objections (if any) thereto. Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon such Draft Closing Balance Sheet shall be deemed to be a "Closing Balance Sheet". The Buyer and the Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Buyer has received the statement of objections, the Buyer and Representative shall select an internationally recognized accounting firm mutually acceptable to them (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and Representative are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors an internationally recognized accounting firm by lot (after excluding their respective regular independent accounting firms). The Neutral Auditors shall determine whether the objections raised by the Representative are valid. Each Draft Closing Balance Sheet that is the subject of objections by the Representative shall be adjusted in accordance with the Neutral Auditor's determination and, as so adjusted, shall be a Closing Balance Sheet. Such determination by the Neutral Auditors shall be conclusive and binding upon the Buyer and Representative. The Buyer, on one hand, and the Sellers, on the other, shall share equally the fees and expenses of the Neutral Auditors.

                (c) If the net tangible assets as shown on the Closing Balance Sheet applicable to any Seller is less than the Net Asset Benchmark for such Seller, such Seller shall pay to the Buyer, by wire transfer in immediately available funds, within ten business days after the date on which the Closing Balance Sheet is finally determined pursuant to this Section 2.5, an amount equal to such deficiency (plus interest thereon from the Closing Date at the interest rate equal to the base rate of the Bank of Boston as announced from time to time).

                (d) If the net tangible assets as shown on the Closing Balance Sheet applicable to any Seller is more than the Net Asset Benchmark for such Seller, the Buyer shall pay to such Seller, by wire transfer in immediately available funds, within ten business days after the date on which the Closing Balance Sheet is finally determined pursuant to this Section 2.5, an amount equal to such excess (plus interest thereon from the Closing Date at the interest rate equal to the base rate of Bank of Boston as announced from time to time).

                (e)     As used in this Section 2.5, "Net Asset Benchmark" means
(i) with respect to MSC, $2,415,000, (ii) with respect to MSC-UK, $313,500 and
(iii) with respect to Anacon, $250,000.

        2.6     Allocation of Purchase Price. The final allocation of the
                ----------------------------
Purchase Price among the Assets shall reflect the book value of the Assets as shown on the Closing Balance Sheets. The

Buyer and the Sellers each shall report the federal, state, provincial, foreign and local income and other tax consequences of the transaction contemplated hereby in a manner consistent with such allocation.

        2.7     The Closing. The closing of the transactions contemplated by
                -----------
this Agreement (the "Closing") shall occur at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, at 10:00 a.m. on the date set forth in the first paragraph of this Agreement (the "Closing Date").

        2.8     Deliveries by the Sellers to the Buyer. At the Closing, the
                --------------------------------------
Sellers shall deliver, or cause to be delivered, to the Buyer, or any Subsidiary of the Buyer designated by the Buyer for this purpose:

                (a) such executed assignments, patent assignments, trademark assignments, bills of sale, certificates of title, or other documents, each dated the Closing Date, as shall be necessary, in the reasonable opinion of Buyer and its counsel to transfer to the Buyer all of the Sellers' right, title and interest in and to the Assets; and

                (b) an opinion of Bingham, Dana & Gould, counsel to the Sellers, in the form attached hereto as Exhibit C;
                                        ---------

                (c) consents to the assignment of the Contracts listed on Exhibit D; and
---------

                (d)     the Lease.

        2.9     Deliveries by the Buyer to the Sellers. At the Closing, the
                --------------------------------------
Buyer shall deliver to the Sellers:

                (a)     the Purchase Price less the retention described in
Section 2.10 by wire transfer to the account(s) designated by the Sellers; and

                (b) an executed assumption agreement and such other documents, each dated as of the Closing Date, as shall be necessary, in the reasonable opinion of the Sellers and their counsel, for the assumption by the Buyer of all of the Assumed Liabilities.

                (c) an opinion of Seth H. Hoogasian, general counsel of the Buyer, in the form attached hereto as Exhibit E.
                                      ---------

        2.10    Escrow. For the purpose of providing security for the
                ------
obligations of the Sellers and the Principals under section 5.2, $1,350,000 (the "Escrow Amount") shall be withheld from the Purchase Price delivered at Closing and shall be placed in an escrow account with an escrow agent (the "Agent") satisfactory to the parties. On the first anniversary of the Closing Date, the Representative may withdraw for distribution to the Sellers, as their interests appear, 50% of the Escrow Amount, together with interest earned on such portion, less the amount of any unsatisfied claims for indemnification made by the Buyer prior to such first anniversary. On the second anniversary of the Closing, the Representative may withdraw the remainder of the Escrow Amount, together with any interest thereon, for distribution to the Sellers, as their interests appear, less the amount of any unsatisfied claims for indemnification made by the Buyer on or prior to such second anniversary. Any portion of the Escrow Amount that cannot be withdrawn from the escrow account due to pending claims by the Buyer for indemnification, shall remain in the escrow account until the resolution of such claims by judgment of a court from which no appeal can be made, decision of an arbitrator or agreement of the Buyer and the Representative.

3.      REPRESENTATIONS

        The Sellers represent and warrant to Buyer as follows:

        3.1     Organization and Good Standing.
                ------------------------------

                (a) Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Sellers is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect.

                (b) Each of the Sellers has delivered to Buyer copies of its Organizational Documents, as currently in effect.

        3.2     Authority; No Conflict.
                ----------------------

                (a) This Agreement constitutes the legal, valid, and binding obligations of the Sellers, enforceable against them in accordance with its terms.

                (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Sellers, or (B) any resolution adopted by the board of directors or the stockholders of any of the Sellers; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Sellers, or any of the assets owned or used by any of the Sellers, may be subject; (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;
(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Sellers; or (v) entitle any employee or other person to severance or other payments by any of the Sellers or create any other obligation to an employee or other person, including any increase in benefits.

                (c) Except as set forth in Part 3.2 of the Disclosure Letter, none of the Sellers will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3     Subsidiaries. Set forth in Part 3.3 of the Disclosure Letter is
                ------------
a list of all Subsidiaries of the Sellers, including, with respect to each Subsidiary, its jurisdiction of incorporation. All of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid, nonassessable and free of preemptive rights, and is owned beneficially and of record by the respective Seller or by another Subsidiary of a Seller free and clear of any Encumbrance or restriction of any nature, including, without limitation, any restriction on transfer or voting. No shares of any Subsidiary's capital stock are reserved for issuance, and there are no options, warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating a Subsidiary to issue, sell or purchase shares of capital stock. None of the Sellers is a partner or joint venturer with any other person. None of the Sellers is subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity. None of the Sellers has any equity interest in any corporation, partnership or other business entity other than the Subsidiaries listed on the Disclosure Letter. Each Subsidiary is in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Sellers have delivered to Buyer complete and correct copies of the Organizational Documents of each Subsidiary, as amended. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that qualification is required by applicable laws, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. All jurisdictions where the Subsidiaries are qualified as foreign corporations or are required to be so qualified are listed on Part 3.3 of the Disclosure Letter.

        3.4     Financial Statements. Each Seller has delivered to Buyer: (a) an
                --------------------
unaudited consolidated balance sheet of such Seller as at December 31, 1994 (each a "1994 Balance Sheet"), and the related unaudited statement of income and cash flows for the fiscal year then ended (each a "1994 Income Statement") and
(b) an unaudited balance sheet of such Seller as at September 31, 1995 (each a "September Balance Sheet") and the related unaudited statement of income and cash flows for the nine months then ended (each a "September Income Statement"). The 1994 Balance Sheets, September Balance Sheets, 1994 Income Statements and September Income Statements are referred to collectively as the "Financial Statements". The Financial Statements fairly present the financial condition and the results of operations and cash flows of the Sellers as at the respective dates of and for the periods referred to therein all in accordance with GAAP, except that the September Balance Sheets are subject to normal year-end adjustments. The

Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

        3.5     Books and Records.  The books of account, minute books, and
                -----------------
other records of the Sellers, all of which have been made available to Buyer, are complete and correct in all material respects.

        3.6     Title to Properties; Encumbrances. Except as set forth in part
                ---------------------------------
3.6 of the Disclosure Letter, the Sellers have valid and legally enforceable title to all of the Assets free and clear of any Encumbrances whatsoever, and the consummation of the Contemplated Transactions will vest in Buyer all of the Sellers' right, title and interest in and to the Assets.

        3.7     Accounts Receivable. All accounts receivable of the Sellers that
                -------------------
are reflected on the September Balance Sheets (except for those collected in full prior to the Closing Date) or on the accounting records of the Sellers as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date and except as set forth on Part 3.7 of the Disclosure Letter, to the Knowledge of the Sellers, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the September Balance Sheets or on the accounting records of the Sellers as of the Closing Date. Except as set forth on Part 3.7 of the Disclosure Letter, none of the Sellers has received notice that there is any contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable. The Sellers do not have any accounts receivable from Moisture Systems Consolidated Corporation and MSC does not have any accounts receivable from MSC-UK which were assigned to MSC from Moisture Systems Consolidated Corporation.

        3.8     Taxes.  Except as set forth in Part 3.8 of the Disclosure
                -----
Letter:

                Each of the Sellers has accurately prepared and duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Sellers have been paid when due, other than those being contested in good faith and where adequate reserves (determined in accordance with GAAP) have been established therefor. All Taxes of any of the Sellers attributable to Tax periods or portions thereof ending on or prior to the Closing Date, including Taxes that may become payable by any of the Sellers in future periods in respect of any transactions or sales occurring on or prior to the Closing Date, that have not yet been paid have, in the aggregate, been adequately reflected as a liability on the books of the Sellers in accordance with GAAP. None of the Sellers is currently being audited or examined by any Governmental Body, nor have any deficiencies for any Tax been asserted against any of the Sellers. No claim or inquiry with respect to any material amount of Taxes has been made within the past seven years by an authority in a jurisdiction where any of the Sellers did not file Tax Returns that it is or may be subject to any Tax by that jurisdiction. Without limiting the generality of the foregoing, each of the Sellers has withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with payments to foreign persons, sales and use Tax or Value Added Tax obligations, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

        3.9     Employee Benefits.  Part 3.9 of the Disclosure Letter contains a
                -----------------
true, correct and complete list of all benefit plans ERISA) and all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to any of the employees of any of the Sellers (the "Plans") and, except as set forth in Part
3.9 of the Disclosure Letter, none of the Sellers has any obligations, contingent or otherwise, past or present, under applicable law or the terms of any Plan. With respect to all Plans, each of the Sellers is in compliance with all applicable Legal Requirements, including ERISA. Each of the Sellers has performed all material obligations required to be performed by it under, and is not in material violation of, and there has been no material default or violation by any other party with respect to, any of the Plans. There are no pending or, to the Knowledge of the Sellers, Threatened Proceedings by employees or former employees of any of the Sellers, or beneficiaries or spouses of any of the above, involving any Plan (other than routine, undisputed claims for benefits). The Sellers have provided the Buyer with copies of each Plan that is in writing and with a written summary of each oral Plan. Except for MSC's 401(k) plan, no Plan is an "employee pension benefit plan" as such term is defined in
Section 3(2) of ERISA. None of the Sellers nor any ERISA Affiliate (as defined below) contributes to or has an obligation to contribute to or has contributed to or had an obligation to contribute to within the past six years, a "multiemployer" plan as defined in Section 4001(a)(3) of ERISA. None of the Sellers nor any ERISA Affiliate has withdrawn from a multi-employer plan in a complete or partial withdrawal that resulted in any unsatisfied employer liability. None of the Sellers contributes to an employee pension benefit plan that is subject to Section 412 of the Code or Title IV of ERISA. "ERISA Affiliate" means an entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any of the Sellers.

        3.10    Compliance with Legal Requirements;
                ----------------------------------

                (a)     Except as set forth in Part 3.10 of the Disclosure
Letter: (i) each of the Sellers is, and at all times since January 1, 1991 has been, in compliance with each Legal the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any of the Sellers of, or a failure on the part of any of the Sellers to comply with, any Legal Requirement; (iii) none of the Sellers has received, at any time since January 1, 1991, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement. Notwithstanding anything herein to the contrary, the Sellers make no representation or warranty with respect to the applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the Contemplated Transactions.

                (b) The Sellers have obtained all Governmental Authorizations necessary for the conduct of their respective businesses as currently conducted. Except as set forth in Part 3.10 of the Disclosure Letter:
(i) each of the Sellers is, and at all times since January 1, 1991 has been, in compliance in all material respects with each such Governmental Authorization,
(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization; (iii) none of the Sellers has received, at any time since January 1, 1991, any notice or other communication (whether oral or written) from any such Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and (iv) the rights of the Sellers under such Governmental Authorizations shall not be affected by the consummation of the Contemplated Transactions. Notwithstanding anything herein to the contrary, the Sellers make no representation or warranty with respect to the applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the Contemplated Transactions.

        3.11    Legal Proceedings; Orders.
                -------------------------

                (a)     Except as set forth in Part 3.11 of pending Proceeding:
(i) that has been commenced by or against any of the Sellers or that otherwise relates to or may the assets owned or used by, any of the Sellers, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Sellers, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                (b) Except as set forth in Part 3.11 of the Disclosure Letter there is no Order to which any of the Sellers, or any of the assets owned or used by any of the Sellers is subject. Each of the Sellers is in full compliance with all of the terms and requirements of each Order to which it, or any assets owned or used by it, is subject.

        3.12    Absence of Certain Changes and Events. Except as set forth in
                -------------------------------------
Part 3.12 of the Disclosure Letter, since the Balance Sheet Date, each of the Sellers has conducted its business only in the Ordinary Course of Business and there has not been any:

                (a) except in the Ordinary Course of Business, payment or increase by any of the Sellers of any bonuses, salaries, commissions or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                (b) adoption of, or, except in the Ordinary Course of Business, increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any of the Sellers;

                (c) damage to or destruction or loss of any asset or property of any of the Sellers, whether or not covered by insurance, having a Material Adverse Effect;

                (d) except in the Ordinary Course of Business, sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any of the Sellers or mortgage, pledge, or imposition of any Encumbrance on any asset or property of any of the Sellers;

                (e) cancellation or waiver of any claims or rights with a value to any of the Sellers in excess of $25,000;

                (f) material change in the accounting methods used by any of the Sellers;

                (g) material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of the Sellers, taken as a whole;

                (h) indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by any of the Sellers, except those in the Ordinary Course of Business which are, individually and in the aggregate to one group of related parties, less than $25,000 in amount;

                (i) acquisition of any assets other than in the Ordinary Course of Business;

                (j) any material reduction in the rate of, or gross margins associated with, bookings or orders for the products or services of the Sellers, taken as a whole; or

                (k) agreement, whether oral or written, by any of the Sellers to do any of the foregoing.

        3.13    Contracts; No Defaults.
                ----------------------

                (a) Part 3.13(a) of the Disclosure Letter contains a complete and accurate list, and the Sellers have delivered to Buyer true and complete copies of, each of the following Applicable Contracts: (i) each agreement that involves aggregate future payments by any of the Sellers of more than $25,000; (ii) each distributorship, sales agency, franchise, joint venture or partnership agreement; (iii) each agreement not made in the ordinary course of business which is to be performed after the Closing; (iv) each outstanding commitment to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $20,000; (v) each real or personal property lease; (vi) each agreement relating to the loan of money or availability of credit to or from any of the Sellers; (vii) each agreement limiting the freedom of any of the Sellers to compete in any line of business or with any Person; (viii) each written agreement, contract, arrangement or understanding between any of the Sellers and any present or former employee; (ix) each license agreement relating to patents, trademarks, know-how or other intellectual property, whether as licensee or licensor; (x) each collective bargaining agreement or other contract or commitment to or with any labor union or other group of employees; (xi) each mortgage, pledge, security, title retention, or similar agreement encumbering any of the Assets; (xii) each agreement providing for payments to or by any Person based on sales, purchases, revenues, profits or assets; (xiii) each guaranty or similar undertaking with respect to the obligations of any other Person; (xiv) each agreement relating to the acquisition or disposition of significant assets, businesses or companies within the past five years; and (xv) each other agreement which cannot be terminated by the Sellers within one year after the date hereof without penalty or under which the consequences of a default or termination would have a Material Adverse Effect.

                (b) Except as set forth in Part 3.13(b) of the Disclosure Letter, to the Knowledge of the Sellers, each Contract identified or required to be identified in Part 3.13(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth in Part 3.13(b) of the Disclosure Letter and except where non-compliance would not result in a Material Adverse Effect: (i) each of the Sellers is, and at all times since January 1, 1991 has been, in compliance with all applicable terms and requirements of each Applicable Contract; (ii) each other Person that has any obligation or liability under any Applicable Contract is, and at all times since January 1, 1991 has been, in compliance with all applicable terms and requirements of such Applicable Contract; and (iii) none of the Sellers has given to or received from any other Person, at any time since January 1, 1991, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any of the Sellers under Applicable Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

        3.14    Insurance.  Part 3.14 of the Disclosure Letter sets forth a list
                ---------
(including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which any of the Sellers is the beneficiary. None of the Sellers has received notice from any insurer under any such policy disclaiming coverage or canceling or materially amending any such policy. Such policies or extensions or renewals thereof in such amounts will be outstanding and in full force without interruption until the Closing Date. The Sellers have paid all premiums due, and have otherwise performed all of their respective obligations under, each such policy. The Sellers have given proper and timely notice to the insurer of all claims that may be insured under such policies.

        3.15    Environmental Matters.  Except as set forth in Part 3.15 of the
                ---------------------
Disclosure Letter:

                (a) To the knowledge of the Sellers, the Sellers are in full compliance with all Environmental Laws. None of the Sellers has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, or (iii) any other Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Sellers has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, transported or processed by any of the Sellers, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                (b) There are no pending or, to the Knowledge of any of the Sellers, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Sellers has or had an interest.

                (c) To the knowledge of the Sellers, none of the Sellers nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Sellers (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                (d) To the knowledge of the Sellers, there has been no Release or, to the Knowledge of any of the Sellers, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, transported, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any of the Sellers has or had an interest, or to the Knowledge of any of the Sellers any geologically or hydrologically adjoining property, whether by the Sellers or any other Person.

                (e) The Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Sellers pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any of the Sellers, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

                (f) Part 3.15 of the Disclosure Letter sets forth or describes in reasonable detail: (i) all landfills, surface impoundments, pits, underground injections wells, waste piles, incinerators and any other units used by any of the Sellers for the handling, treatment, recycling, storage or disposal of Hazardous Materials at any Facility and (ii) all underground or above-ground storage tanks at the Facilities or on any property owned or operated at any time by any of the Sellers.

        3.16    Labor Disputes; Compliance.  Since January 1, 1991, none of the
                --------------------------
Sellers has been a party to any collective bargaining Contract or other labor Contract. Since January 1, 1991, there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers or the Principals there is not Threatened any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Sellers or their premises, and no application for certification of a collective bargaining agent is pending or to the Knowledge of the Sellers is Threatened. There is no lockout of any employees by any of the Sellers, and no such action is contemplated by any of the Sellers. There is no recognized trade union in respect of the UK Employees.

        3.17    Intellectual Property.  The Sellers own or have adequate license
                ---------------------
to use, free and clear of any Encumbrance or obligation of payment, all patents, trademarks, trade names, service marks, branch names and copyrights, and applications therefor, used in the conduct of the business or the use of which is necessary for the conduct of the business of the Sellers as presently conducted (the "Intangibles"). Set forth in Part 3.17 of the Disclosure Letter is a complete list and summary description of all Intangibles and licenses or sublicenses entered into or granted by or to the Sellers with respect thereto and the countries of registration. The Sellers own or possess adequate rights to use, free and clear of any Encumbrance or obligation of payment, all inventions, technology, technical know-how, processes, designs, trade secrets, vendor and customer lists and other confidential information required for or used in the business of the Sellers as presently conducted ("Trade Secrets"). No person has made any claim or demand upon any of the Sellers pertaining to, and no proceedings are pending or to the Knowledge of the Sellers Threatened, which challenge the rights of any of the Sellers in respect of any Intangibles or Trade Secrets. No Intangible owned or used by any of the Sellers is subject to any Order. To the Knowledge of the Sellers, none of the Sellers has infringed or engaged in the unauthorized use of, or violated any confidentiality agreement that pertains to, any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of another Person. To the Knowledge of the Sellers no third party is engaged in the infringement or unauthorized use of any Intangible or Trade Secret.

        3.18    Relationships with Related Persons.  Except as set forth in Part
                ----------------------------------
3.18 of the Disclosure Letter, no Related Person of any of the Sellers has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of any of the Sellers. Except as set forth in Part 3.18 of the Disclosure Letter, no Related Person of any of the Sellers owns of record or as beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has business dealings or a financial interest in any transaction with any of the Sellers, or
(ii) engages in a Competing Business except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.18 of the Disclosure Letter, none of the Sellers nor any Related Person of any of the Sellers is a party to any Contract with, or has any claim or right against, any of the Sellers.

        3.19    Brokers or Finders.  None of the Sellers or the Principals or
                ------------------
their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        3.20    No Termination of Relationship.  To the Knowledge of the Sellers
                ------------------------------
no relationship between any of the Sellers and a distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the execution of this Agreement or the performance of the Contemplated Transactions.

        3.21    Customers and Suppliers.  No material supplier of the Sellers
                -----------------------
has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Sellers and no material customer of the Sellers has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products or services from the Sellers. Part 3.21 of the Disclosure Letter sets forth a list of (a) each customer that accounted for more than 5% of the combined revenues of the Sellers during the last fiscal year and (b) each supplier that is the sole supplier of any significant product or component to the Sellers.

        3.22    Recalls.  No products of any of the Sellers have been recalled
                -------
since January 1, 1991 and, to the Knowledge of the Sellers there is no basis for any such recall.

        3.23    Backlog.  The backlog of MSC as of the Closing Date is greater
                -------
than or equal to $1,750,000. For purposes of this Section 3.23, "backlog" means all firm orders and commitments for MSC's products and services which orders and commitments contain terms and conditions that are consistent with MSC's practices over the past year.

        3.24    Inventories.  All Inventories (as defined below) are of a
                -----------
quality and quantity usable and salable in the Ordinary Course of Business. Items included in such Inventories are carried on the books of the Sellers at the lower of cost or market and, with respect to Inventories existing as of the Balance Sheet Date, are reflected on the September Balance Sheets net of applicable reserves for excess and obsolete items. Such reserves have been determined in accordance with past practices and conform to generally accepted accounting principles consistently applied. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods held by the Sellers, for manufacturing, assembly, processing, finishing, and sale or resale to others.

        3.25    Product and Service Warranties.  The Sellers have provided the
                ------------------------------
Buyer with copies of the current standard warranty used for each of the products and services of the Sellers. Part 3.25 of the Disclosure Letter also describes any and all other product or service warranties made by or on behalf of the Sellers that deviate materially from the current standard warranties and which remain in effect on the date hereof, or pursuant to which any of the Sellers have any remaining obligations.

        3.26    Authority of Representative.  The Representative has all
                ---------------------------
necessary legal power and authority to act on behalf of the Sellers and the Principals as provided herein.

        3.27    No Additional Representations and Warranties.  Except as
                --------------------------------------------
specifically set forth in this Agreement (including the Disclosure Letter), the Sellers and Principals disclaim all representations and warranties, whether express or implied, written or oral.

        3.28    Sufficiency of Assets.  Except as set forth in Part 3.28 of the
                ---------------------
Disclosure Letter, the assets owned by the Sellers are the only assets necessary for the continued conduct of the businesses of the Sellers after the Closing in substantially the same manner as conducted prior to the Closing.

4.      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Sellers as follows:

        4.1     Organization and Good Standing.  Buyer is a corporation duly
                ------------------------------
organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

        4.2     Authority; No Conflict.
                ----------------------

                (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                (b)     Except as set forth in Exhibit D, neither the execution
                                               ---------
and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Exhibit D, Buyer is not and will not be required to
                       ---------
obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer.

        4.3     Certain Proceedings.  There is no pending Proceeding that has
                -------------------
been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

        4.4     Brokers and Finders.  Buyer and its officers and agents have
                -------------------
incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers and the Principals harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.      INDEMNIFICATION; REMEDIES

        5.1     Survival.  Subject to Section 5.4, all representations,
                --------
warranties, covenants, and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing; the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

        5.2     Indemnification and Reimbursement By the Sellers and the
                --------------------------------------------------------
Principals. The Sellers and the Principals will indemnify and hold harmless
----------
Buyer, its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

                (a) any Breach of any representation or warranty made by any of the Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered at and in connection with the Closing of the Contemplated Transactions by any of the Sellers pursuant to this Agreement;

                (b) any Breach by any of the Sellers of any covenant or obligation of any of the Sellers in this Agreement;

                (c)     any Excluded Liability;

                (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Sellers or the Principals; or

                (e) any product liability claim relating to products sold by any of the Sellers prior to the Closing Date; provided that such claim is not caused by Buyer's intervening negligence in the service, maintenance or repair of such product.

        5.3     Indemnification and Reimbursement by Buyer.  Buyer will
                ------------------------------------------
indemnify and hold harmless the Sellers and the Principals, and will reimburse the Sellers and the Principals, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this

Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions or (d) any Assumed Liabilities.

        5.4     Time Limitations.  None of the Sellers or the Principals will
                ----------------
have any liability for indemnification under section 5.2(a) with respect to any representation or warranty in Sections 3.4, 3.5, 3.7, 3.9, 3.12, 3.14, 3.16, 3.19, 3.20, 3.21, 3.22, 3.23, 3.24 unless on or before March 31, 1997 the
Representative is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. None of the Sellers or the Principals will have any liability for indemnification under section 5.2(a) with respect to any representation or warranty in Sections 3.8, 3.10, 3.11, 3.13, 3.15, 3.17, 3.18, 3.25, 3.26, unless on or before the second anniversary of the Closing Date the Representative is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. The Sellers and the Principals will have no liability for indemnification under Section 5.2(a) with respect to Section 3.1, 3.2, 3.3, or 3.6, unless on or before the expiration of the applicable statute of limitations the Representative is given notice of a claim specifying the factual basis of that claim in reasonable detail to the extent known by Buyer. A claim for indemnification or reimbursement under Sections 5.2 (b), (c) or (d) may be made at any time.

        5.5     Limitations on Amount -- Sellers and Principals.
                -----------------------------------------------

                (a) None of the Sellers or the Principals will have any liability for indemnification pursuant to Section 5.2(a), (i) at any time with respect to any claim by the Buyer for less than $5,000 and (ii) until the total of all Damages with respect to such matters (including claims under $5,000) exceeds $100,000, and then such liability shall only be for Damages in excess of $100,000. Notwithstanding any provision herein to the contrary, except for liability for indemnification with respect to breaches of Sections 3.1, 3.2, 3.3 or 3.6, the maximum aggregate liability of the Sellers and the Principals under
Section 5.2 shall not exceed $6,750,000.

                (b) Notwithstanding any provision herein to the contrary, except for liability for indemnification with respect to breaches of Sections 3.1, 3.2, 3.3 or 3.6, no Principal shall have any liability under section 5.2 in excess of the amount set forth opposite such Principal's name on Exhibit F
                                                                 ---------
attached hereto. In addition, with respect to any single claim (and subject to the overall limitation set forth in the preceding sentence) for indemnification, Dennis Carlson shall not have any liability which is greater than the product of
(i) the amount set forth opposite Dennis Carlson's name on Exhibit F attached
                                                           ---------
hereto divided by $6,750,000 and (ii) the total amount of the claim for which Buyer is then seeking indemnification.

        5.6     Procedures for Indemnification -- Third Party Claims.
                -----------------------------------------------------

                (a)     Promptly after receipt by an indemnified party under
Section 5.2 or Section 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                (b) If any Proceeding referred to in Section 5.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if a customer or a supplier any of the Sellers asserts that the Buyer is liable to such customer or supplier for a monetary obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Section 5 and the Buyer reasonably determines that it has a valid business reason to fulfill such obligations, then (i) the Buyer shall be entitled to satisfy such obligation without prior notice to or consent from the Sellers, (ii) the Buyer may make a claim for indemnification pursuant to this Section 5 and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 5, for any such Damages for which it is entitled to indemnification pursuant to the provisions of this Section 5; provided, however, that if the Buyer makes a claim for
                   --------  -------
indemnification in accordance with this sentence the Sellers and the Principals shall not be deemed to have waived any defense to such claim by the Buyer, notwithstanding the Buyer's prior satisfaction of the obligation for which indemnification is sought, and it shall not be a defense to the Buyer's claim for indemnification that the Buyer has satisfied the obligation for which indemnification is sought.

                (c) Notwithstanding the foregoing, if an indemnified good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent.

                (d)     For purposes of providing any notice required under this
Section 5, the Buyer may treat the Representative as the authorized representative of all of the Sellers and Principals any notice given to the Representative shall be deemed given to each Seller and each Principal.

        5.7     Procedure for Indemnification -- Other Claims.  A claim for
                ---------------------------------------------
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

6.      GENERAL PROVISIONS

        6.1     Expenses.  Except as otherwise expressly provided in this
                --------
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        6.2     Public Announcements.  Any public announcement or similar
                --------------------
publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, by the Buyer only with the consent of the Representative, and by any of the Sellers or the Principals, only with the consent of the Buyer, none of which consents will unreasonably be withheld. The content of any public announcement by the Buyer will be subject to review and approval by the Representative, and the content of any public announcement by any of the Sellers or the Principals will be subject to review and approval by the Buyer, none of which approvals will unreasonably be withheld. Sellers and Buyer will consult with each other concerning the means by which the Sellers' employees, customers, and suppliers and others having dealings with the Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

        6.3     Notices.  All notices, consents, waivers, and other
                -------
communications under this Agreement must be in writing and will be deemed to have been duly given when actually received or if earlier, one day after deposit with a nationally recognized overnight delivery service, charges prepaid, or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers a party may designate by notice to the other parties):

        any Seller or the Representative:

        Moisture Systems Corporation
        117 South Street
        Hopkinton, MA  01748-2273
        Attention: President
        Fax No.:  (508) 435-6677

        with a copy to:

        John J. Concannon III, Esq.
        Bingham, Dana & Gould
        150 Federal Street
        Boston, MA  02110-1726
        Fax No.:  (617) 951-8736

        Buyer:

        Thermedics Detection Inc.
        220 Mill Road
        Chelmsford, MA 01824
        Attention:  President
        Fax No.:  (508) 251-2024

        with a copy to:

        Thermo Electron Corporation
        81 Wyman Street
        Waltham, MA  02254-9046
        Attention: General Counsel
        Fax No.  (617) 622-1283

        6.4     Jurisdiction; Service of Process.  Any action or proceeding
                --------------------------------
seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, County of Middlesex, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. With respect to MSC-UK and the Principals, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of England and each of MSC-UK, the Principals and Buyer consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this
Section 6.4 may be served on any party anywhere in the world.

        6.5     Further Assurances.  The parties agree (a) to furnish upon
                ------------------
request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        6.6     Waiver.  The rights and remedies of the parties to this
                ------
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        6.7     Entire Agreement and Modification.  This Agreement supersedes
                ---------------------------------
all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        6.8     Disclosure Letter.  In the event of any inconsistency between
                -----------------
the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        6.9     Assignments, Successors, and Third-Party Rights.  No party
                -----------------------------------------------
hereto may assign any of its, his or her rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that Buyer shall remain jointly and severally liable with such Subsidiary for any of Buyer's obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        6.10    Severability.  If any provision of this Agreement is held
                ------------
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        6.11    Section Headings; Construction.  The headings of Sections in
                ------------------------------
this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        6.12    Time of Essence.  With regard to all dates and time periods set
                ---------------
forth or referred to in this Agreement, time is of the essence.

        6.13    Governing Law.  This Agreement will be governed by and construed
                -------------
under the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

        6.14    Relief.  In the event of a breach of the provisions of this
                ------
Agreement by a Seller, in addition to any other rights and remedies that Buyer may have under law or in equity, Buyer shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy.

        6.15    Access to Information.  The Sellers shall make available, and
                ---------------------
direct and authorize their respective independent public accountants to make available, to the Buyer and to the independent public accountants representing the Buyer (at no cost to the Buyer), all working papers pertaining to the examination by the Sellers' accountants of the accounting records of the Sellers, and shall provide such cooperation as Buyer shall reasonably request in connection with Buyer's preparation of any financial statements relating to the businesses of the Sellers required to be included in any filing made by Buyer or any affiliate of Buyer with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act. For a period of time as may be reasonably requested, upon written request of a Seller or Principal, Buyer or its successor shall make or cause to be made available to such Seller or Principal, as the case may be, all books and records included in the Assets that are needed by such Seller or Principal for a valid business or financial purpose, and permit such Seller or Principal to inspect and copy such books and records upon reasonable notice and at such reasonable times as may be mutually agreed upon by such Seller or Principal and Buyer and shall be at such Seller's or Principal's sole cost and expense.

        6.16    Solicitation.  For a period of two years after of the Sellers or
                ------------
the Principals shall, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or in any other capacity, solicit or attempt to induce any Restricted Employee to terminate his or her employment with Buyer or any affiliate of the Buyer; provided, however, that it shall not
                                          --------  -------
be a breach of this Section 6.16 for any Seller or Principal to solicit Restricted Employees by means of general public advertisements. For purposes of this agreement, a "Restricted Employee" shall mean any person, other than employees terminated involuntarily by the Buyer, who (i) either (A) hold or have access to trade secrets or other confidential information relating to the business of the Sellers or (B) had annual base salary in 1994 of at least $50,000, and (ii) either (X) was an employee of the Buyer or any affiliate of the Buyer on either the date of this Agreement or the Closing Date or (Y) was an employee of any of the Sellers on either the date of this Agreement or the Closing Date and who is employed by the Buyer immediately after the Closing.

        6.17    Non-Competition.
                ---------------

                (a) For a period of five years after the Closing Date, none of the Sellers or the Principals shall, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, engage in a Competitive Business in any territory. For purposes of this Agreement, a "Competitive Business" means (i) the development, manufacture, marketing or sale of any product utilizing near infrared technology which is competitive with any product manufactured, sold or developed (or under development) by a Seller on or prior to the Closing Date or (ii) the rendering or marketing of any service which is competitive with any service rendered or marketed (or proposed to be rendered or marketed) by a Seller on or prior to the Closing Date. Buyer acknowledges and agrees that the Principals are and will be passive investors in Sensortech Systems Inc.

                (b) The Sellers and the Principals agree that the duration and geographic scope of the non-competition provision set forth in this Section
6.17 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside the U.S. where this provision is intended to be effective.

        6.18    Seniority of Employees.  To the extent that length of service is
                ----------------------
relevant for vesting or benefit calculations or allowances under retirement or other benefit plans made available to Buyer's employees, any of the Seller's employees that accept employment with the Buyer shall receive credit for their years of service with the Sellers.

        6.19    United Kingdom Value Added Tax.  The Sellers and Buyer intend
                ------------------------------
that article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1992 shall apply to the sale of Assets located in the United Kingdom under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services.

        6.20    Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
                                               THERMEDICS DETECTION INC.

                                               By: /s/ John W. Wood Jr.
                                                  ---------------------------
                                               Name: John W. Wood Jr.
                                                    -------------------------
                                               Title: Chairman
                                                     ------------------------
                                               SELLERS:

                                               MOISTURE SYSTEMS CORPORATION


                                               By: /s/ Roger E. Carlson
                                                  ---------------------------
                                               Name: Roger E. Carlson
                                                    -------------------------
                                               Title: President
                                                     ------------------------

                                               MOISTURE SYSTEMS LIMITED


                                               By: /s/ John Fordham
                                                  ---------------------------
                                               Name: John Fordham
                                                    -------------------------
                                               Title: Director
                                                     ------------------------

                                               ANACON CORPORATION


                                               By: /s/ Roger E. Carlson
                                                  ---------------------------
                                               Name: Roger E. Carlson
                                                    -------------------------
                                               Title: President
                                                     ------------------------

                                               PRINCIPALS:


                                                   /s/ Dennis Carlson
                                               ------------------------------
                                               Dennis Carlson


                                                   /s/ Roger Carlson
                                               ------------------------------
                                               Roger Carlson


                                                   /s/ John Fordham
                                               ------------------------------
                                               John Fordham